Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Enphase Energy S.A.S., a French corporation.
Enphase Energy S.r.l., an Italian corporation.
Enphase Energy New Zealand Limited, a New Zealand corporation.
Enphase Energy UK Limited, a United Kingdom corporation.